EXHIBIT 3.1

THIS COMPOSITE ARTICLES OF INCORPORATION OF ALLIQUA, INC. (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S ARTICLES OF INCORPORATION AS FILED WITH THE FLORIDA SECRETARY OF STATE AS OF OCTOBER 21, 1997, AND ALL AMENDMENTS THERETO FILED WITH THE FLORIDA SECRETARY OF STATE THEREAFTER ON OR PRIOR TO DECEMBER 21, 2010, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.

COMPOSITE

ARTICLES OF INCORPORATION

OF

ALLIQUA, INC.

AS AMENDED AND RESTATED THROUGH DECEMBER 21, 2010

ARTICLE I: Name

The name of the Corporation is Alliqua, Inc.

ARTICLE II:  Address

The mailing address of the Corporation is: 6805 Sundance Trail Riverside CA 92506.

ARTICLE III:  Registered Agent

The name and address of the registered agent of the Corporation is: Corporate Creations Enterprises, Inc. 4521 PGA Boulevard #211 Palm Beach Gardens FL 33418.

ARTICLE IV:  Board of Directors

The affairs of the Corporation shall be managed by a Board of Directors determined as follows:

A.           NUMBER OF DIRECTORS. Subject to the rights if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”).

B.           ELECTION AND TERMS OF DIRECTORS. Directors shall be elected by a majority of the votes cast, and the directors of this Corporation shall be divided into three classes (Class I, Class II and Class III), with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of office of the Class I directors to expire at the 2010 annual meeting of shareholders of the Corporation and until their respective successors are elected and qualified, the initial term of office of the Class II directors to expire at the 2011 annual matting of shareholders of the Corporation and until their respective successors are elected and qualified and the initial term of office of the Class III directors to expire at the 2012 annual meeting of shareholders of the Corporation and until their respective successors are elected and qualified. Commencing with the 2010 annual meeting of shareholders of the Corporation, directors elected to succeed those directors whose terms have thereupon expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders of the Corporation after their election and until their respective successors are elected and qualified.

C.           NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

(1)           If the number of directors is changed, any increase or decrease may be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(2)           Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause (other than vacancy resulting from removal by the shareholders, in which case such vacancy shall be filed by the shareholders) shall be filled only by a majority vote of the directors then in office, though less than a quorum, and a director so chosen shall hold office for the unexpired portion of the term of the class in which such director was chosen to serve and until his successors is elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

D.           AMENDMENTS TO THIS ARTICLE IV. The affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with this Article.

ARTICLE V:  Capital Stock

The Corporation shall have the authority to issue 500,000,000 shares of common stock, par value $.001 per share. The Corporation shall have the authority to issue 1,000,000 shares of Preferred Stock, par value $.001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

ARTICLE VI:  Incorporator

The name and address of the incorporator is:

Corporate Creations International Inc.
1210 Washington Avenue - Suite 230
Miami Beach FL 33139

ARTICLE VII:  Corporate Existence

These Articles of Incorporation shall become effective and the corporate existence will begin on October 21, 1997.